For the fiscal period ended (s) 6/30/97
File number 811-3623

                         SUB-ITEM 77-0

                         EXHIBITS

          Transactions Effected Pursuant to Rule 10f-3

II.  Equity Income Portfolio

1.   Name of Issuer
     Crescent Real Estate

2.   Date of Purchase
     4/22/97

3.   Number of Securities Purchased
     87,483

4.   Dollar Amount of Purchase
     $2,220,313

5.   Price Per Unit
     $25.38

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
     Merrill Lynch

7.   Other Members of the Underwriting Syndicate
       See Exhibit A

EXHIBIT A

UNDERWRITER
Morgan Stanley & Co. Incorporated
Goldman Sachs & Co.
Lehman Brothers
Salomon Brothers Inc.
Smith Barney Inc.
Bear, Stearns & Co. Inc.
BT Securities Corporation
Alex Brown & Sons Incorporated
Credit Suisse First Boston Corporation
Dillon, Read & Co. Inc.
Donaldson Lufkin & Jenrette Securities Corporation
Lazard Freres & Co. LLC
A. G. Edwards & Sons Inc.
Merril Lynch, Pierce, Fenner & Smith Incorporated
Paine Webber Incorporated
Prudential Securities Incorporated
Sanford C. Bernstein & Co. Inc.
UBS Securities LLC
Edward D. Jones & Co., L.P.
Legg Mason Wood Walker, Incorporated
EVEREN Securities, Inc.
Fahnestock & Co. Inc.
Friedman, Billings, Ramsey & Co., Inc.
Genesis Merchant Group Securities
Hampshire Securities Corporation
Hanifen, Imhoff Inc.
Harris Webb & Garrison, Inc.
Janney Montgomery Scott Inc.
Furman Selz LLC
McDonald & Co. Securities, Inc.
Principal Financial Securities, Inc.
Rauscher Pierce Refsnes, Inc.
Raymond James & Associates, Inc.
Roney & Co., LLC
Sands Brothers & Co., Ltd.
Southwest Securities, Inc.
Stifel, Nicolaus & Company, Incorporated
Sutro & Co. Incorporated
Tucker Anthony Incorporated
Wheat, First Securities, Inc.